CONSULTING AGREEMENT

      This CONSULTING AGREEMENT (this "Agreement") is made as of ________ __, 2000 (the "Effective Date") by and between Autotote Corporation, a Delaware corporation (the "Company"), and William G. Malloy ("Consultant").

                                   BACKGROUND

      The Company has entered into an Agreement and Plan of Merger, dated as of __________ _____, 2000 (the "Merger Agreement"), with Scientific Games Holding Corporation, a Delaware corporation ("SGHC"), pursuant to which Dream Corp. Merger Sub, Inc., a Delaware corporation and, a wholly owned subsidiary of the Company will merge (the "Merger") with and into SGHC.

      Consultant serves as the Chairman, President and Chief Executive Officer of SGHC pursuant to an employment and severance benefits agreement with SGHC, dated as of January 1, 1998, as amended by the First Amendment thereto dated as of April 4th, 2000 (the "ESBA"), pursuant to which Consultant has the right, but not the obligation, to resign pursuant to Section 11(b) thereof and receive the benefits specified therein.

      In his capacity as Chairman, President and Chief Executive Officer of SGHC, Consultant has gained certain knowledge of the business and affairs of SGHC and its policies, methods, personnel, and plans for the future.

      Effective as of the day and time of the Merger (the "Effective Time"), the parties desire to terminate Consultant's position as Chairman, President and Chief Executive Officer of SGHC by having Consultant tender his resignation pursuant to Section 11(b) of the ESBA and enter into a consulting relationship, under which Consultant would provide services to the Company in accordance with the terms and conditions of this Agreement. The Company and Consultant agree that, notwithstanding anything in the ESBA to the contrary, the Merger constitutes a Change in Control under the ESBA and that the ESBA shall survive as provided therein with respect to the payment of severance benefits to Consultant as a result of such Change in Control as contemplated by the ESBA.

      Each of Consultant and the Company agree that the terms, conditions, and provisions of this Agreement are fair and reasonable and are necessary to protect the legitimate business interests of each other.

      THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Consultant agree as follows:

      1. STATUS OF EMPLOYMENT UNDER ESBA AGREEMENT. As of the Effective Time, Consultant hereby terminates his employment pursuant to Section 11(b) of the ESBA as President and Chief Executive Officer of SGHC and any other position he may hold with SGHC or any of its affiliates, and the Company hereby acknowledges SGHC's acceptance of such resignation under the ESBA and the acceptance by SGHC and any of such affiliates of such other resignations. Consultant agrees that his obligations under the ESBA will survive the execution of this Agreement pursuant to the terms of the ESBA.

      2. CONSULTING SERVICES. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to engage Consultant as an independent business Consultant for the Term (as defined in Section 4 of this Agreement). In such position, Consultant shall perform such consulting service for the Company diligently and to the reasonable satisfaction of the Company's Board of Directors. During the Term, Consultant will be available to the Company to devote himself to the tasks reasonably specified by the Board of Directors of the Company and the Chairman of the Board and Chief Executive Officer of the Company for not more than 100 days per year not to exceed 15 days per month. Consultant agrees not to accept other full-time employment if such employment would result in a material adverse effect on Consultant's abilities to perform his duties hereunder. Consultant will report to the Chief Executive Officer of the Company or the Chairman of the Board of the Company.

      3. DIRECTORSHIP . The Consultant shall be elected to the Board of Directors of the Company as of the Effective Time and Consultant agrees to serve as a member of the Board of Directors of the Company pursuant to such initial election. During the Term, so long as Consultant serves as a consultant pursuant to this Agreement, the Company shall nominate Consultant for election to its Board of Directors. Nothing in this Agreement shall prohibit Consultant from resigning from the Board of Directors of the Company at any time nor shall it prohibit Consultant from subsequently declining to stand for re-election to the Board of Directors and, except as otherwise expressly provided in Section 5(b) of this Agreement, the rights and obligations of the parties hereunder are independent of whether or not Consultant is a member of the Board of Directors of the Company. So long as Consultant serves on the Board of Directors of the Company, as a non-employee director, Consultant shall be entitled to all benefits provided to other non-employee directors of the Company.

      4. TERM AND TERMINATION. The term of Consultant's engagement under this Agreement (the "Term") will commence on the Effective Time and continue until the second anniversary of the Effective Time. The provisions of this Agreement shall survive the termination of this Agreement to the extent required to give full effect to the covenants and agreements contained herein. The Company may end the Term earlier under the following circumstances:

      (a)   in the event of Consultant's death;

      (b) if Consultant is totally disabled so that he has been unable to perform his duties and responsibilities hereunder for a period of 180 consecutive days;

      (c) if the Company's Board of Directors terminates this Agreement with Cause (as defined below); or

      (d) without cause, upon thirty (30) days' prior written notice to Consultant; provided, however, that if the Company terminates this Agreement pursuant to this clause (d), the Company shall pay to Consultant all compensation and benefits which would be payable to Consultant over the remaining stated Term of the Agreement, with such compensation and benefits to be paid or provided, at Consultant's election, either in a lump sum as of the termination date or over time, but, in no event, longer than the stated Term of this Agreement; and further provided that the Company's obligation to fund insurance benefits over the specified periods shall be unaffected by any such termination unless the Company shall have made, and the Consultant shall have accepted, the Insurance Prepayment (as defined in Section 6(b)(i).

      If the Company terminates this Agreement pursuant to Section 4(a), (b),
(c) or (d) prior to the stated end of the Term, Consultant (or his representative in the event of his death) will be entitled to receive payment of all compensation payable by the Company pursuant to this Agreement through the second anniversary of the Effective Time (or such longer period as expressly contemplated hereby), except that amounts due under Section 3 will only be due under this Agreement (without prejudice to any rights which may accrue to Consultant solely from his continued service as a director) through the date of termination (except as otherwise provided in any plan under which such benefits are provided) and except that unpaid amounts due under Section 5 or Section 6 will only be due or be provided through the date of termination, in the event of termination for Cause. To the extent any payments may be due to Consultant under
Section 7, such obligations shall survive termination of this Agreement for any reason. The provisions of Section 8 hereof will survive any termination in accordance with its terms and the terms of the ESBA. As used in this Agreement, termination with "Cause" means any termination evidenced by a finding adopted in good faith by the Board of Directors of the Company that the Consultant (i) willfully and continually failed to substantially perform his duties under this Agreement (other than a failure resulting from the Consultant's incapacity due to physical or mental illness) and such failure continues after written notice to the Consultant providing a reasonable description of the basis for the determination that the Consultant has failed to perform his duties, (ii) has been indicted for or has entered into a plea bargain with respect to a criminal offense, other than misdemeanors not disclosable under the federal securities laws, (iii) has breached this Agreement in any material respect and such breach is not susceptible to remedy or cure or, is susceptible to remedy or cure and material damage to the Company has occurred, and such breach is not cured or remedied reasonably promptly after written notice to the Consultant providing a reasonable description of the breach, (iv) engaged in conduct to the material detriment of the Company that is dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company's written Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to the Consultant prior to such conduct, (v) has been found by any regulatory authority, gaming commission, lottery agency or similar authority in any jurisdiction in which the Company is conducting business or intends to submit a proposal or conduct business unsuitable or unfit to continue to perform his obligations to the Company under this Agreement, and is the subject of a written notice received by the Company from such authority of such a finding or (vi) has failed to file appropriate applications with, provide requested information to, or otherwise fails to cooperate with, any such authority. No act, nor failure to act, on the Consultant's part, shall be considered "willful" for purposes of (i) above unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

      5. COMPENSATION.

      (a) As compensation for the performance of Consultant's services under this Agreement, the Company will pay Consultant $16,667 per month;

      (b) In lieu of all estimated and potential pension benefits which would have continued to accrue in the future but for the Merger and in consideration of Consultant's agreement to forego payments which would otherwise be due to him under the Supplemental Executive Retirement Plan of SGHC had Consultant's employment with SGHC continued, the Company will pay Consultant a one-time cash payment in the amount of $1,200,000, payable at the Effective Time.

      (c) In consideration of the extension by the Consultant of certain restrictions under the ESBA on his conduct to include not only SGHC but also the Company, as further described in Section 8 of this Agreement, the Company will pay Consultant a one-time cash payment in the amount of $1,000,000, payable at the Effective Time.

      (d) As additional compensation for service on the Board of Director of the Company, the same compensation and benefits that the Company pays to other members of its Board of Directors that are not employees or officers of the Company.

      6. CONSULTANT BENEFITS; REIMBURSEMENT OF EXPENSES. As further compensation for the performance of Consultant's services under this Agreement, the Company shall pay or provide the following benefits, without duplication of, or diminishment of, benefits otherwise payable to Consultant by SGHC under the ESBA as a result of a Change in Control of SGHC. In the event any compensation or benefits payable under any provision of this Agreement are payable either by the Company under this Agreement or SGHC under the ESBA, such benefits shall be deemed paid under the ESBA for all purposes.

      (a) Reimbursement of Expenses. The Company shall pay, or reimburse Consultant in accordance with the Company's prevailing corporate policy, for reasonable travel, entertainment, and other expenses incurred by Consultant in performing his duties under this Agreement in accordance with corporate policy. Notwithstanding the foregoing, reasonable travel expenses always shall include subsonic first class air travel for all domestic air travel and subsonic business class air travel for all international air travel. Consultant shall obtain the advance approval of the Company before incurring any expenses in excess of $5,000 in connection with a single assignment or event.

      (b)   Insurance Benefits. The Company, at its expense, shall

            (i) provide and maintain or cause to be provided and maintained, in either case in full force and effect, for the continued benefit of Consultant, his spouse and dependents until the earliest of: (A) the third anniversary of the Effective Date;
                  (B) eighteen (18) months after the Effective Date if at such time Consultant, his spouse or dependents, as applicable, is uninsurable under the applicable plans: all health, life, accident, medical and dental insurance benefit plans and programs or arrangements of SGHC, including long term disability insurance, in which Consultant, his spouse and dependents were entitled to participate immediately prior to the Effective Date all in amounts and coverage comparable to those provided to such persons by SGHC or its subsidiaries immediately prior to the Effective Date provided that the continued participation of Consultant, his spouse and dependents, as applicable, is possible under the general terms and provisions of such plans and programs. In the event that the participation of Consultant, his spouse or dependents in any such plan or program is legally or contractually barred, the Company shall use commercially reasonable efforts to arrange or cause SGHC to arrange to provide Consultant, his spouse or dependents, as the case may be, to the fullest extent permitted by law or applicable regulation, so long as said insurance is available at commercially reasonable rates, for a period of not less than thirty-six (36) months (eighteen
                  (18) months if the reason the participation of Consultant, his spouse or dependents are barred is that Consultant, his spouse or dependents, as applicable, are uninsurable) following the Effective Date, with benefits substantially similar to those which Consultant, his spouse and dependents would have been entitled to receive under such plans and programs; or, if the Company is barred from doing so, it will pay to Consultant in a lump sum (the "Insurance Prepayment") an amount of cash equal on an after-tax basis to the cost to Consultant of obtaining the benefits to be provided to Consultant and his spouse and dependents under this Section 6(b) (but which the Company is unable to provide or cause to be provided) for the period specified. The cost of such benefits shall be based on the cost to Consultant of obtaining such benefits from one or more fiscally sound providers whose reputation and stature is substantially similar to the Company's applicable benefit providers immediately prior to Executive's Date of Termination

            (ii) Pay the annual premium on the existing term life insurance policy insuring the life of Consultant in the amount of $4,000,000, the beneficiary of which will continue to be designated in the sole discretion of Consultant. If for any reason during the term of this Agreement any required policy or coverage is canceled or coverage denied for any reason, the Company agrees to use commercially reasonable efforts to provide Consultant with replacement insurance in the required amount so long as said insurance is available at commercially reasonable rates. The Company may change or discontinue such term insurance benefits only so long as the total economic value of such term insurance benefits provided to Consultant is not diminished.

      (c) Transportation Allowance. The Company shall furnish a transportation allowance of $2,628 per year for the benefit of Consultant. Such transportation allowance shall include the cost of operating Consultant's motor vehicle, including gas, maintenance and repairs thereon and insurance therefor (which may be the allocable cost of group insurance for the owned motor vehicles of the Company or its subsidiaries). The Consultant's annual transportation allowance shall be increased each year by an amount equal to the product of the previous year's transportation allowance and a fraction, the numerator of which shall be the excess of the Index for March of such first mentioned year over the Index for March of the immediately preceding year and the denominator of which shall be the Index for March of the immediately preceding year, of this Agreement. The Company also shall pay on behalf of Consultant or reimburse Consultant in the form of an additional transportation allowance for all parking expenses and for any other motor vehicle related expenses incurred by Consultant for which the Company generally pays or reimburses pays or reimburses its Executive Officers or other Consultants. "Index" shall mean the consumer price index for all urban consumers, all item as published by the Bureau of Labor Statistics of the United States Department of Labor.

      (d) Medical Examinations. The Company shall pay the complete cost of an annual physical examination for Consultant to be conducted by a Board certified physician, selected by the Consultant, if such costs are not otherwise paid by insurance furnished by the Company, not to exceed $1,000 per year.

      (e) Club Membership. The Company shall pay Consultant's monthly membership dues for his membership in the Golf Club of Georgia in an amount not to exceed $450 per month.

      (f) Computer and Communications Capability. The Company shall provide Consultant with the lap top computer and the wireless hand-held telephone provided to Consultant by SGHC immediately prior to the Effective Time. The Company also shall provide maintenance and repair or replacement thereof during the Term, as well as the cost of high speed internet access and the cost of all telephone access fees, air time charges (including long distance and roaming charges), taxes and other user charges with respect to the operation of such equipment. The Company also shall transfer title to such equipment then provided to Consultant upon the termination or expiration of this Agreement.

      (g) Licensing Costs. The Company shall reimburse Consultant for all licensing costs incurred by Consultant in connection with his duties under this Agreement in accordance with the policies of the Company in effect from time to time.

      (h) ESBA Payments. The Company shall cause SGHC to pay all cash payments and transfers of property due under the ESBA to be paid as of the Effective Time instead of at any later time permitted thereunder.

      (i) Accounting Fees. The Company shall pay the fees and expenses of Ernst & Young to calculate the amount of all payments due to Consultant at the Effective Time pursuant to Section 6(h) above including any additional payment due to Consultant under Section 11(d) of the ESBA or Section 7(b) of this Agreement.

      7. CERTAIN OTHER PAYMENTS.

      (a) Payments In the Event of Constructive Receipt. As a further benefit, if at any time it is determined that Consultant must include a portion or all of the compensation or benefits provided pursuant to this Agreement in Consultant's gross income for federal income tax purposes prior to the time Consultant receives payment of such benefits, then the Company agrees to pay Consultant, as soon as administratively feasible, an amount of cash sufficient to enable Consultant to pay the full federal and state tax liability attributable to the inclusion of the compensation or benefits, or a portion thereof, in Consultant's gross income. Any cash so paid to Consultant shall directly reduce the amount of future installments, pro rata, of compensation or benefits payable to Consultant as provided hereunder.

      (b) Excess Parachute Payment. The Company shall, for purposes of this Agreement, without admission of liability to any Person other than Consultant, consider all payments due under Section 5(b) and Section 5(c) as being made in connection with a change in control of SGHC and shall pay, as of the Effective Time, as additional compensation hereunder, an amount which would equal, after deducting all state and federal income taxes incurred by the Consultant with respect to receipt of such payment, the excise tax imposed on Consultant pursuant to Section 4999 of the Code, without duplication of payment or benefits otherwise due to Consultant under the ESBA. As part of his Consulting Services under Section 2 of this Agreement, Consultant will reasonably cooperate with the Company, at its sole expense, if the Company elects to seek a refund of some or all of such tax payments from the applicable taxing authorities on the grounds that no taxes were due, in whole or in part. In the event that any other payment or benefit, or any combination of payments or benefits, to Consultant payable by the Company hereunder with respect to a termination in connection with a change in control of SGHC pursuant to the Merger is determined to be an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company, at the time such determination becomes final, shall pay to Consultant, as additional compensation hereunder, an amount which would equal, after deducting all state and federal income taxes incurred by the Consultant with respect to receipt of such payment the excise tax (including penalties and interest) in each case, if any, imposed on Consultant pursuant to Section 4999 of the Code, without duplication of payments or benefits otherwise due to Consultant under the ESBA.

      8. CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, RIGHTS TO MATERIALS, INVENTIONS, WORKS FOR HIRE. In consideration of the benefits provided under this Agreement, Consultant agrees that the provisions in Section 20 through Section 28 of the ESBA shall, as of the Effective Time, apply and be construed to apply not only to SGHC but also to the Company and its subsidiaries in existence as of the Effective Time; provided, however that notwithstanding anything in the ESBA to the contrary the term of such limitations with respect to the Company and its subsidiaries in existence as of the Effective Time shall, in no event, exceed three (3) years from the Effective Time.

      9. INJUNCTIVE RELIEF. Each party acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each party will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach, and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

      10. NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified, registered, or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed five (5) days after the date of deposit in the United States mails, as follows:

      (a)   If to the Company:

            Autotote Corporation
            750 Lexington Avenue, 25th Floor
            New York, New York 10022
            Attention: Martin E. Schloss, Esq.

      (b)   If to Consultant:

            William G. Malloy
            9220 Stonemist Trace
            Roswell, Georgia 30076

or, in either case, to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      11. LEGAL FEES; MITIGATION OF DAMAGES. The Company shall reimburse, as and when incurred, such costs, legal fees and expenses as may be reasonably incurred by

Consultant in contesting or disputing any such termination of this Agreement, or in seeking to obtain or enforce any right or benefit provided by this Agreement, and Consultant shall have no obligation to reimburse the Company for such costs if Consultant is successful in any material respect in connection with enforcing any of Consultant's rights or the Company's obligations under this Agreement in such dispute. Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Consultant after the Term, or otherwise. Neither the Company or any of its subsidiaries shall have any right to set off payments owed to Consultant under this Agreement against amounts claimed to be owed by the Consultant to any of such Persons under this Agreement or otherwise, except that such Persons shall be entitled (in each case without duplication) to offset any payments owed against amounts owed to such Persons after (but only after) the entry of, and which are evidenced by, one or more final, non-appealable judgments in favor of such Persons against Consultant.

      12. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter of this Agreement, and there are no prior written or prior or contemporaneous oral understandings or Agreements relative to this Agreement that are not fully expressed in this Agreement, provided however, this Agreement does not terminate or amend the ESBA except as expressly provided herein or contemplated hereby or by the action of Consultant's resignation as contemplated hereby.

      13. WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, cancelled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay or omission on the part of either party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof. Nor shall any waiver on the part of either party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any further exercise thereof or the exercise of any other such right, power, or privilege. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

      14. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the substantive laws, and not the choice of law provisions, of the State of Georgia .

      15. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and legal representatives. The Company may assign this Agreement in connection with a reincorporation, merger, or consolidation involving the Company or a sale of substantially all of the assets of the Company, to the surviving entity or purchaser, as the case may be.

      16. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      17. HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

      18. SEVERABILITY. The parties hereto expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable. It is acknowledged that any payment, which may be made by the Company to Consultant under this Agreement, is in the nature of payment for consulting services and other benefits to the Company and not a penalty payment. Should the obligation to make any payment hereunder be held to be void or voidable as a penalty by a final non-appealable court of competent jurisdiction, this Agreement shall be deemed to provide an obligation on the part of the Consultant to render such further consulting services as the Company may reasonably request during the period of and in exchange for such payments as would otherwise have been made by the Company as severance benefits and the parties agree such payments shall constitute reasonable compensation for the value of Consultant's services during such period.

      19. EFFECTIVE DATE. This Agreement shall be effective upon the execution of the Merger Agreement; provided, however, if such Merger Agreement is terminated by any party thereto, this Agreement shall, without the necessity of any action on behalf of the Consultant or the Company, automatically terminate and shall be null and void for all purposes, effective as of the date first written above.

      IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement on the date first above written.

                                        AUTOTOTE CORPORATION


                                        By:_____________________________________
                                           Name:________________________________
                                           Title:_______________________________


                                        ________________________________________
                                        William G. Malloy